Exhibit 10.5

Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 11, 2020 by and between Forum Merger II Corporation, a Delaware corporation which will be renamed to Tattooed Chef, Inc. as of the Effective Date (the “Company”), and Sarah Galletti (the “Executive”). This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date.

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”), by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Myjojo, Inc., a Delaware corporation (“Myjojo”), and Salvatore Galletti (as the Holders Representative), pursuant to which, among other things, Merger Sub will merge with and into Myjojo (the “Merger”) and as a result of the Merger, (i) Myjojo will be the surviving corporation, and (ii) all issued and outstanding capital stock of Myjojo as of a moment in time immediately prior the Merger will convert into the right to receive the consideration set forth in the Merger Agreement in accordance with the terms of the Merger Agreement;

WHEREAS, the Executive is the Director of Research and Development of Ittella International, LLC (“Ittella”), which is a wholly owned subsidiary of Myjojo, Inc.;

WHEREAS, the Company desires to be assured that the services of the Executive will continue to be available to the Company from and after the closing date of the Merger (the “Effective Date”) and that the confidential information and goodwill of the Company will be preserved for its exclusive benefit; and

WHEREAS, the Company desires to employ the Executive pursuant to the terms and conditions set forth in this Agreement, subject to and contingent upon the closing of the Merger, and the Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In this Agreement:

“Accrued Obligations” means (A) all previously earned and accrued but unpaid Base Salary and Benefits in accordance with and subject to the terms of the relevant employee benefit plans and (B) any reimbursement owing under Section 3(c) of this Agreement for expenses incurred by the Executive on or before the Termination Date.

“Base Salary” has the meaning given to that term in Section 3(a).

“Benefits” means the employee benefit programs for which senior executive employees of the Company are generally eligible.

“Board” means the Board of Directors of the Company or its successor.

“Business Relation” has the meaning given to that term in Section 9(b).

“Cause” means (i) the Executive’s commission of, or plea of nolo contendere to, any felony or other crime involving moral turpitude; (ii) the Executive’s commission of fraud, theft, embezzlement, self-dealing or misappropriation against the business of the Company Group; (iii) the Executive’s breach of her fiduciary duties to the Company Group; (iv) the Executive’s conviction of any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material harm to any member of the Company Group; (v) the Executive’s excessive use of alcohol or illegal drugs (including but not limited to the misuse or abuse of legal drugs) that adversely affects the Executive’s ability to perform her duties, responsibilities and functions hereunder; (vi) the Executive’s willful or grossly negligent failure to perform any material aspect of her duties and responsibilities hereunder or any lawful directive of the Board or its designee, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) days after the delivery of written notice thereof to the Executive; (vii) the Executive’s intentional and willful misconduct in the management of any member of the Company Group; (viii) the Executive intentionally causing any member of the Company Group to violate a material local, state or federal law in any respect, unless such violation results from actions approved by the Board, (ix) the Executive’s intentional concealment of known material information from the Board, (x) any act or omission constituting a material breach by the Executive of any provision of this Agreement or any other agreement between the Executive and the Company Group, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive, and (xi) any breach by the Executive of Sections 6, 7, 8 and 9 of this Agreement, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Company Group” means the Company, its Subsidiaries and their respective affiliates.

“Competitive Activities” has the meaning given to that term in Section 9(a).

“Confidential Information” means any information proprietary to the Company Group and not generally known, including, without limitation, Trade Secrets (as defined herein), Inventions (as defined herein), technology whether now known or hereafter discovered, and information pertaining to research, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, know-how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, cost systems, financial information, personnel information, customer lists, customer histories and records, suppliers, contacts and referral sources, and any lists of names, phone numbers, and addresses of those sources, the particular needs and requirements of customers, the identity of customers and potential customers, lists of customers’ and potential customers’ names, addresses, and phone numbers, and pending business transactions and shall also include confidential and proprietary information of customers and other third parties received by the Company Group. Information may be deemed Confidential Information regardless of its source, and all information designated or treated as Confidential Information by the Company Group shall conclusively be deemed Confidential Information for all purposes.

The term Confidential Information shall not apply to the following: (i) information that is or becomes public knowledge other than through the fault of the Executive; (ii) information that is received by the Executive from a third party who is under no obligation to keep the information confidential; (iii) information that the Executive can show by written records was in the Executive’s possession prior to the date of disclosure by the Company Group to the Executive of the Confidential Information in question; or (iv) information which is individually developed by the Executive, and which the Executive can show by written or other tangible evidence was so independently developed.

“Disability” means the Executive’s inability to perform the material duties, responsibilities or functions of her position with the Company as a result of any mental or physical disability or incapacity for a period of 120 days consecutively, or any 120 days out of a 180-day period, as determined by the Board in its sole discretion. Any dispute between the Executive and the Board with respect to the qualification of a mental or physical disability or incapacity as a Disability shall be resolved by a health care specialist to be mutually agreed upon by the Company and the Executive.

“Effective Date” has the meaning given to that term in the recitals to this Agreement.

“Employment Period” means the period commencing on the Effective Date and ending on the Expiration Date, or such earlier date as contemplated in Section 4.

“Expiration Date” means the three year anniversary of the date of this Agreement or such later anniversary if this Agreement is extended as follows. In the last year of the Agreement, and for each subsequent year thereafter, the Agreement will be automatically extended for a one (1) year period unless written notice has been given by the Company to the Executive or by the Executive to the Company, which notice must be given at least ninety (90) days prior to the Expiration Date, stating that the Company or the Executive is electing to terminate the Employment Period as of the Expiration Date.

“General Release” has the meaning given to that term in Section 4(b).

“Good Reason” means the occurrence of any one or more of the following without the Executive’s written consent, provided that the Executive has given written notice to the Company within sixty (60) days following the occurrence of the event giving rise to Good Reason, and which event remains uncured for thirty (30) days following the Company’s receipt of written notice thereof from the Executive: (i) a material diminution in the Executive’s duties or authority; (ii) a material reduction in the Base Salary other than any such reduction made in connection with a broader reduction in base salaries affecting other senior executives of the Company; or (iii) any requirement that Executive relocate to a location that is more than 50 miles from Executive’s residence at the time of the Effective Date.

“Interfering Activities” has the meaning given to that term in Section 9(b).

“Inventions” means all ideas, discoveries, developments, improvements, innovations, technology, computer programs, software, products, and methods, systems or plans whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Company’s present or future products, services, manufacturing or research.

“Merger” has the meaning given to that term in the recitals to this Agreement.

“Noncompete Period” has the meaning given to that term in Section 9(a).

“Person” has the meaning given to that term in Section 6.

“Proceeding” means any action, suit, proceeding or arbitration, whether civil, criminal, administrative or investigative.

“Severance Period” means the one (1)-year period following the Termination Date.

“Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by any of the Company, directly or through one or more other Subsidiaries.

“Termination Date” means the date of the Executive’s termination of employment under this Agreement for any reason.

“Termination Year” means the year in which the Employment Period is terminated.

“Trade Secret” means information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Work Product” has the meaning given to that term in Section 7.

2. Employment, Position and Duties.

(a) This Agreement shall be effective as of the closing of the Merger, subject to and contingent upon the closing of the Merger.

(b) The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(c) During the Employment Period, the Executive shall serve as the Director of Research and Development of the Company and shall have the powers, authorities and duties as determined by and directed by the Chief Executive Officer (the “CEO”).

(d) During the Employment Period, the Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and the Subsidiaries as are consistent with the Executive’s position as the CEO may from time to time reasonably direct, (ii) report to the CEO, (iii) devote substantially all of her business time, energy and skill to the performance of her duties for the Company, (iii) perform such duties in a faithful, effective and efficient manner to the best of her abilities, (iv) devote her best efforts and her business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Subsidiaries, (v) hold no other employment, and (vi) submit to the Board all business, commercial and investment opportunities presented to the Executive, or of which the Executive becomes aware, that relate to the business of the Company and the Subsidiaries and, unless approved by the Board in writing, the Executive shall not pursue, directly or indirectly, any such opportunities on the Executive’s own behalf. Notwithstanding this Section 2(d), it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees; provided, that such activities do not, individually or in the aggregate, interfere with the Executive’s performance of her duties, responsibilities and functions to the Company and the Subsidiaries. The Executive shall perform her duties, responsibilities and functions to the Company and the Subsidiaries hereunder to the best of her abilities in a diligent, trustworthy and professional manner and shall comply with the Company’s and the Subsidiaries’ policies and procedures in all material respects.

(e) The Executive’s principal employment office will be located at Ittella’s offices in Paramount, California.

3. Compensation and Benefits.

(a) During the Employment Period, the Executive’s base salary shall be $132,000.00 per annum (as adjusted up, but not down, from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). The Executive’s Base Salary will be subject to review annually by the Board to take effect on or about January 1 of each fiscal year during the Employment Period.

(b) The Executive shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies. In addition, during the Employment Period, the Executive shall be eligible to participate in all standard employee benefit programs made available by the Company to the Company’s executive employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time and at a level consistent with her title, duties and responsibilities. The Company reserves the right to amend any employee welfare or retirement benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof.

(c) During the Employment Period, the Company shall reimburse the Executive for all reasonable out-of-pocket business expenses incurred as a result of the performance of her duties under this Agreement, including, but not limited to, her reasonable customer entertainment expenses, travel expenses, and all other business expenses incurred by her in the course of performing her duties, responsibilities and functions under this Agreement, which are consistent with the Company’s policies in effect and subject to revision from time to time with respect to travel, entertainment and other business expenses, and further subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d) In addition to the Base Salary, the Executive will be eligible to participate in bonuses based upon the Executive’s performance relative to annual goals and other financial and non-financial performance measures to be to be established by the Board in its reasonable discretion (the “Annual Bonus”). Annual Bonus amounts, to the extent earned for any fiscal year, will be payable in a lump sum on or before March 15th following the end of the fiscal year to which the Annual Bonus relates. The Executive must remain actively employed by the Company and in good standing through the date of payment of any Annual Bonus to earn any such amounts, except as otherwise provided in Section 4(b).

4. Termination and Payment Terms.

(a) The Employment Period shall terminate prior to the Expiration Date upon the occurrence of any of the following events: (i) delivery by the Executive of a written resignation to the Company with no less than ninety (90) days’ advance written notice to the Company or sixty (60) days’ advance written notice to the Company for termination by the Executive for Good Reason; (ii) the death or Disability of the Executive; (iii) the adoption of a good faith resolution by the Board terminating the Executive’s employment with Cause; and (iv) the adoption of a resolution by the Board terminating the Executive’s employment without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to the Executive.

(b) Upon the Executive’s termination of employment, the Executive shall be entitled to certain payments and benefits in accordance with the following:

(i) Upon the Executive’s termination of employment by resolution of the Board without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive (1) the Accrued Obligations, payable within thirty (30) days following the Termination Date or such earlier time as required by law and, (2) subject to (1) the Executive’s timely execution and non-revocation of the general release described in Section 4(d) (the “General Release”) and (2) the Executive’s compliance with Sections 6, 7, 8 and 9 and the other conditions and limitations in this Agreement, (x) continued payment Base Salary (as was in effect immediately prior to such termination) for the duration of the Severance Period, payable in regular installments in accordance with the Company’s general payroll practices as in effect from time to time, and (y) any earned but unpaid Annual Bonus for the fiscal year immediately preceding the Termination Year, payable when the bonus payments for such fiscal year are otherwise due.

(ii) Upon the Executive’s termination of employment as a result of the Executive’s death, the Executive’s estate or other legal beneficiaries shall be entitled to receive the Accrued Obligations, payable within thirty (30) days following the Termination Date or such earlier time as required by law. The Executive’s estate shall not be entitled to any further Base Salary, bonus payments, or Benefits for the Termination Year or any future year, or to any other compensation of any kind;

(iii) Upon the Executive’s termination of employment as a result of the Executive’s Disability, the Executive shall be entitled to receive the Accrued Obligations, payable within thirty (30) days following the Termination Date or such earlier time as required by law, but shall not be entitled to any further Base Salary, bonus payments or Benefits (other than as described in clause (2) of this paragraph, or as required by applicable law) for the Termination Year or any future year, or to any other compensation of any kind; and

(iv) Upon the Executive’s termination of employment as a result of the Executive’s voluntary resignation without Good Reason in accordance with Section 4(a) or by good faith resolution of the Board for Cause in accordance with Section 4(a), the Executive shall be entitled to the Accrued Obligations, payable within thirty (30) days following the Termination Date or such earlier time as required by law, but shall not be entitled to any further Base Salary, bonus payments, or Benefits (except as required by applicable law) for the Termination Year or any future year, or to any other compensation of any kind, nature or amount.

(c) Notwithstanding anything to the contrary in this Agreement, as a condition precedent to any obligation of the Company to make payments to the Executive pursuant to Section 4(b)(i) (aside from the Accrued Obligations), the Executive shall be required to deliver to the Company a valid, executed General Release in substantially the form attached hereto as Exhibit A, and shall not revoke such General Release prior to the expiration of any revocation rights afforded to the Executive by applicable law. The Company shall provide the Executive with the General Release prior to the Termination Date, and the Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Termination Date, failing which the Executive will forfeit all rights to any payments described in Section 4(b)(i) (aside from the Accrued Obligations).

(d) The Executive hereby agrees that, except as expressly provided herein, no compensation of any kind, nature or amount shall be payable to the Executive and, except as expressly provided herein, the Executive hereby irrevocably waives any claim for any such compensation including, without limitation, any severance compensation.

(e) Except as otherwise provided in Sections 4(b)(i)-(iv) above, all of the Executive’s rights to Benefits hereunder (if any) shall cease upon the termination of the Employment Period, except as may be required by applicable law.

5. Indemnification.

(a) During the Employment Period and for a period of six (6) years thereafter, the Board shall cause the Company or any successor to the Company to purchase and maintain, at the Company’s own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

(b) In the event that the Executive is made a party or threatened to be made a party to any Proceeding, other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any member of the Company Group, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another entity, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the governing documents of the Company from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

6. Confidential Information. The Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during the Employment Period or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall she make use of any of the Confidential Information for her own purposes or for the benefit of any Person except for any member of the Company Group, except (A) to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or the Board or (B) to the extent required to do so by a court of competent jurisdiction. The Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

7. Intellectual Property, Inventions and Patents. The Executive acknowledges that any Invention that the Executive, either alone or with others (i) makes, discovers, devises, conceives, reduces to practice, or otherwise possesses while employed by Company or for a period of one (1) year following such employment, and (ii) directly or indirectly relates to or arises out of the Executive’s employment with Company or the actual or anticipated business, products, technology, or services of Company (“Work Product”) shall be a work for hire and the sole property of the Company. The Executive hereby assigns to Company all rights, title, and interest the Executive obtains in any and all Inventions under this Agreement, and hereby agrees, upon Company’s request, to execute, verify, and deliver to Company documents including, but not limited to, assignments and applications for Letters of Patent, trademark or copyright registrations, or any other form or method of government protection provided by any local, state, or federal laws of the United States or any other country or political subdivision thereof, and whether such protection is now known or subsequently derived, and to perform such other acts, including, but not limited to, appearing as a witness in any action brought in connection with this Agreement, that is deemed reasonably necessary or appropriate by Company to allow it to obtain the sole right, title, interest and benefit of all such Inventions. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

The assignment of Inventions and Work (as defined herein) and the Executive’s agreements in connection therewith shall not apply to any Invention or Work for which: (i) no equipment, supplies, facilities, or Confidential Information of the Company Group or services of any of the Company Group’s employees during normal working hours was used; (ii) was developed entirely on the Executive’s own time; (iii) does not relate to the business of the Company Group or the Company Group’s actual or demonstratively anticipated research or development; and (iv) which does not result from any work performed by the Executive for the Company Group. In addition, the assignment of Inventions and Work herein and the Executive’s agreements in connection therewith shall not apply to any Invention or Work which qualify for exclusion under the terms of applicable state law, including, Section 2870 of the California Labor Code, set forth below:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

The Executive shall, during the course of the Executive’s employment and at all times subsequent to the Executive’s employment, hold in strictest and total confidence all Confidential Information. The Executive will at no time, without prior written authorization by the Company (or except pursuant to a confidentiality agreement entered into by the Company in its ordinary course of business), disclose, assign, transfer, convey, communicate, or use for the benefit of any person or entity other than the Company any Confidential Information, nor shall the Executive permit any other person or entity to use Confidential Information in competition with the Company.

8. Work Made for Hire. All work which the Executive performs for the Company Group that is fixed in any tangible medium of expression and which relates to the subject matter pertaining to the Executive’s employment, or that relates in any manner or is directly or indirectly connected with the business, services, products, projects, or Confidential Information of the Company Group, or that involves in any manner the use of any time, material, or facilities of the Company Group, or services of any of the Company Group’s employees during normal working hours is “work made for hire” for the sole and exclusive benefit of the Company Group according to copyright laws (“Work”). The Executive assigns to the Company Group the entire right, title, and interest in and to any and all Work, including, by way of example and not limitation, all designs, drawings, conceptions, and improvements, including any copyrights in all original works of authorship fixed in any tangible medium of expression heretofore or hereafter created for the Company Group by the Executive, or furnished to the Company Group, whether such works are created by the Executive solely or jointly with others. For all such original Work, the Executive agrees to provide documentation satisfactory to the Company Group to assure the originality of all such Work and conveyance of all such right, title and interest, including any patents, trademarks, and copyrights in the Work to the Company Group.

9. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that during the course of her employment with the Company she shall become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group and that her services shall be of special, unique and extraordinary value to the Company Group, and therefore, the Executive agrees that, during the Employment Period and for a period of twelve (12) months following the Termination Date (the “Noncompete Period”), the Executive shall not, directly or indirectly, individually or on behalf of any person, company, enterprise or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent or executive, or in any other capacity or relationship, engage in any Competitive Activities within any jurisdiction in which any member of the Company Group had offices and/or conducted business, derived a material portion of its revenues or had demonstrable plan to commence business activities, or participated in or made any investment in any investment or venture which has been consummated or is being pursued or contemplated by the Company Group as of the date of execution of this Agreement and the date of termination of the Executive’s employment. “Competitive Activities” shall mean (A) engaging in, controlling, advising, managing, serving as a director, officer or employee of, acting as a consultant to or contractor or other agent for, receiving any economic benefit from any Competitive Business or (B) investing in or owning any interest publicly or privately in any Person engaged in any Competitive Business. Competitive Activities shall not include (X) any activities taken by the Executive at the direction or, or otherwise on behalf of the Company Group as an employee, consultant or other Person performing similar responsibilities and (Y) the ownership by the Executive or the Executive’s affiliates or immediate family of capital stock or other equity interests of any Person whose securities are listed on a national securities exchange so long as (1) such Person, together with its affiliates, and any member of a group in which such Person or any of its affiliates is a party, do not own more than 2% of the outstanding voting power of such Person and (2) such capital stock or other equity interests of such Person are held solely as a passive investment. The Executive acknowledges that the Company Group conducts business in, and has expended considerable sums to develop and maintain markets in, the foregoing areas and agrees that the scope and duration of the covenant contained herein is reasonable both in time and geographical area and is necessary to protect the Company Group’s legitimate business interests, especially considering the Executive’s position with the Company and other relevant factors.

(b) During the Employment Period and thereafter for the Noncompete Period, the Executive shall not individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability company, or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly, engage in Interfering Activities. “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, including, without limitation, through use of Trade Secrets or Confidential Information, or in any manner attempting to encourage, solicit, or induce for the purpose of (i) any Person employed by, or providing consulting services to, the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (ii) any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group; or (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring. “Business Relation” shall mean any current or prospective client, customer, licensee, supplier or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior twelve (12) month period, in each case, with whom the Executive transacted business on behalf of the Company Group or whose identity became known to the Executive in connection with the Executive’s relationship with the Company Group, or the Executive’s employment by Company. Notwithstanding the foregoing, the Executive may hire those employees responding to a general solicitation not directly targeted at such employees, or those employees actively recruited by the Executive and hired by any member of the Company Group following the execution of this Agreement.

(c) If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area, and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Executive acknowledges that the restrictions contained in this Section 8 are reasonable and that she has reviewed the provisions of this Agreement with her legal counsel.

(d) In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 9, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Executive of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Notwithstanding anything contained herein to the contrary, should the Executive violate any provision of Sections 6, 7, 8 or 9 of this Agreement, and should the Executive not cure the breach (if curable) to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive, the Executive shall not be entitled to any further payments pursuant to the termination of the Employment Period under Section 4.

(e) The Executive has carefully read and considered the provisions of Sections 6, 7, 8 and 9 and, having done so, acknowledges and recognizes the highly competitive nature of Company’s business, that access to Confidential Information, including Trade Secrets, renders the Executive special and unique within the Company Group and the Company’s industry, and that the Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of the Executive’s employment with Company. In light of the foregoing, the Executive recognizes and acknowledges that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests, Confidential Information, including Trade Secrets, of the Company Group, and are reasonable and valid in geographical and temporal scope.

10. Executive’s Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which she is bound, (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement or non-solicit agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT SHE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING HER RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THAT SHE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

11. Tax Withholding. All amounts payable to the Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes, and the Company shall be entitled to deduct or withhold from any amounts payable to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to the Executive’s compensation or other payments or the Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

12. Survival. This Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Employment Period.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

To the Executive’s address most recently on file in the payroll records of the Company.

With a copy to:

Sarah Galletti

27996 Palos Verde Dr. E Rancho

Palos Verdes, CA 90275

Email: sarahmusic85@gmail.com

Notices to the Company:

Forum Merger II Corporation

Forum Merger II Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention: Marshall Kiev

David Boris

Email: mk@mkcapitalpartners.com

david@forummerger.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

14. Stock Ownership. During the Employment Period, the Executive may be expected to maintain a specified level of ownership of stock of the Company, in accordance with guidelines that may be established by the Board or the Board’s Compensation Committee from time to time.

15. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

16. Section 280G of the Code. Notwithstanding anything to the contrary in this Agreement, the amount to be paid by the Company to the Executive pursuant to this Agreement shall be limited such that the total “parachute payments” (as defined in Section 280G(b)(2)(A)(i) of the Code) made to the Executive by the Company pursuant to this Agreement or otherwise does not exceed the product of 2.99 times the “base amount” (as defined in Section 280G(b)(3) of the Code) for the Executive.

17. Section 409A of the Code.

(a) It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code (“Section 409A”) to the fullest extent permissible under applicable law; provided, that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.

(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Termination Date, the Executive shall not be entitled to any payment or benefit pursuant to Section 4(b) until the earlier of (A) the date which is six (6) months after her separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of the Executive’s death; provided, that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 16(b) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (provided that in the event of the Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c) Any reimbursement payment or in-kind benefit due to the Executive pursuant to Section 3(c), to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3(c) are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year.

(d) For purposes of Section 409A, the Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

18. Complete Agreement. This Agreement and those documents expressly referred to herein, including the exhibits to this Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, provided, however, that any non-competition, non-solicitation and other restrictive covenant agreements between the Executive and the Company Group, including, without limitation, the Confidentiality, Invention and Non-Interference Agreement between Ittella International, LLC, UMB Capital Corporation, and the Executive, dated as of April 15, 2019, shall continue in full force and effect in accordance with their terms. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

19. Effectiveness. The effectiveness of this Agreement is conditioned upon the closing of the Merger. Accordingly, this Agreement shall be void and of no further force or effect if the Merger Agreement is validly terminated in accordance with its terms prior to the closing of the Merger.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

21. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns; provided, that the services provided by the Executive under this Agreement are of a personal nature and rights and obligations of the Executive under this Agreement shall not be assignable.

22. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or of another State) and the parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware. The Executive represents that the Executive has had the opportunity to seek, and has in fact been individually represented by, legal counsel in negotiating the terms of this Agreement, including with respect to the choice of Delaware law as the governing law of this Agreement and Delaware courts as the jurisdiction for any judicial proceedings arising out of or relating to this Agreement.

23. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

24. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

25. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

26. Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of the Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. The Executive shall submit to reasonable physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.

27. Executive’s Cooperation. During the Employment Period, the Executive shall cooperate with the Company and the Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company ail pertinent information and turning over to the Company all relevant documents which are in or may come into the Executive’s possession, ail at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this Section 26, the Company shall promptly reimburse the Executive solely for reasonable travel expenses (including, but not limited to, lodging and meals), upon submission of receipts.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FORUM MERGER II CORPORATION

By:
Its:	Marshall Kiev, Co-CEO and President

EXECUTIVE

Sarah Galletti

Exhibit A

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is made and entered into on _____________, 2020 by and between Sarah Galletti (“Executive”) and Tattooed Chef, Inc. (“Employer”).

WHEREAS, Executive has been employed by Employer and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to make the payments to and on behalf of Executive provided under Section 4(b) of the employment agreement between Executive and Employer dated June 11, 2020 (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement. Executive would not otherwise be entitled to such payments but for her promises, covenants and agreements in this Agreement and General Release. Executive acknowledges and agrees that the confidentiality, intellectual property assignment, non-competition, non-solicitation and other restrictive covenants contained in the Employment Agreement (the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms, and Executive hereby reaffirms Executive’s agreement to comply with such Restrictive Covenants.

2.	The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer, its subsidiaries, their respective past and present affiliates, and the respective officers, directors, owners, members, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”). For the avoidance of doubt, this Agreement and General Release provides for the sole and exclusive benefits for which Executive is eligible as a result of her termination of employment, and Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than the Employment Agreement.

3.	Nothing in this Agreement and General Release shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

4.	To the extent permitted by applicable law, Executive agrees that she will not encourage or assist any person to litigate claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case she agrees to notify Employer immediately of her receipt of such subpoena so that Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice. Executive further represents that she has reported to Employer in writing any and all work-related injuries that she has suffered or sustained during her employment with Employer or its affiliates.

5.	Executive represents that she has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court.

6.	Executive fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment; provided, however, that nothing in this Agreement and General Release shall either waive any rights or claims of Executive (i) that arise after Executive signs this Agreement and General Release; (ii) to enforce the terms of this Agreement and General Release; (iii) for the provision of accrued benefits conferred to Executive or her beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans or any equity plan to which Executive participated in connection with her employment with Employer; (iv) for fees, expenses and costs, including on behalf of Executive’s attorney; (v) based on Executive’s existing rights to indemnification, if any, by the Employer or its affiliates pursuant to the Employer’s or affiliate’s governing documents or other written arrangements for acts committed during the course of Executive’s employment or existing rights to coverage under any; and (vi) based on Executive’s existing coverage under any directors and officers insurance policy in accordance with the terms of such policy. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA) (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment by Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that she is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees, to the maximum extent permitted by law. Notwithstanding anything herein to the contrary, this Agreement and General Release does not purport to waive any claim for worker’s compensation or unemployment benefits, and does not purport to waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

7.	Executive specifically acknowledges that Executive is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive, being aware of this section, hereby expressly waives and relinquishes all rights and benefits Executive may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.

8.	Nothing in this Agreement and General Release shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with any governmental agency or from participating in or cooperating with any investigation conducted by any governmental agency. Nevertheless, Executive agrees and understands that this Agreement and General Release waives all claims and rights to monetary or other recovery for any legal claims to the fullest extent permitted by law; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Agreement and General Release.

9.	Executive acknowledges that all confidential information regarding Employer’s or any of its affiliates’ business compiled, created or obtained by, or furnished to, Executive during the course of or in connection with her employment with Employer or any of its affiliates is the exclusive property of Employer or such affiliate. Upon or before execution of this Agreement and General Release, Executive will return to Employer all originals and copies of any material containing confidential information, and Executive further agrees that she will not, directly or indirectly, use or disclose such information. Executive will also return to Employer upon or before execution of this Agreement and General Release any other items in her possession, custody or control that are the property of Employer, including, but not limited to, her files, credit cards, identification card, data storage devices, passwords and office keys.

10.	Executive acknowledges that (i) she has been given at least twenty-one (21)[1] calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) she has seven (7) calendar days from the date she executes this Agreement and General Release in which to revoke it; and (iii) this Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to [INSERT NAME/TITLE AND ADDRESS], by midnight on or before the seventh calendar day after Executive signs the Agreement and General Release.[2]

11.	Executive acknowledges that she has been advised to consult with an attorney of her choice with regard to this Agreement and General Release. Executive hereby acknowledges that she understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by him.

12.	Executive agrees that she will treat the existence and terms of this Agreement and General Release as confidential and will not discuss the Agreement and General Release, its terms or the circumstances surrounding her separation from service with Employer or its affiliate with anyone other than: (i) her counsel or tax advisor as necessary to secure their professional advice, (ii) her spouse or (iii) as may be required by law.

13.	Any non-disclosure provision in this Agreement and General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement and General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that she does not need the prior authorization of the Employer to make any such reports or disclosures and that she is not required to notify the Employer that she has made such reports or disclosures.

14.	Executive shall not make any oral or written statements, either directly or through other persons or entities, which are (i) disparaging to the Employer or any of the Employer’s affiliates, or the management, officers, directors, services, products or operations thereof, or (ii) likely to adversely affect the business relationship of the Employer or its affiliates with the public generally or with any of their respective customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, partners, contractors or employees. Notwithstanding the foregoing, it shall not be a violation of this provision for Executive to make truthful statements when required by compulsory legal process or as otherwise may be required by law.

1	Note to Draft: Change to forty-five (45) days in the case of a group termination under the ADEA.
2	Note to Draft: This provision is only necessary if the Executive is over the age of 40.

15.	In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during her employment with Employer or its affiliate, Executive agrees to cooperate with Employer or its affiliate by voluntarily providing truthful and full information as reasonably necessary for Employer or its affiliate to defend against such lawsuit, provided that the Employer shall reimburse Executive’s reasonable expenses incurred in providing such assistance subject to Executive’s delivery of written notice to the Employer prior to the time such expenses are incurred.

16.	Executive shall indemnify and defend the Company against any claim arising out of this Agreement for unpaid taxes which may be made by any state or federal agency for any taxes, interest, fines or penalties.

17.	Executive agrees not to seek reemployment or an independent contractor relationship with the Company at any time.

18.	Executive agrees to hold in strictest confidence and not to disclose to any person, firm, or corporation or to use to compete with Company, without the express authorization of the CEO of the Company, any confidential or proprietary information relating to the business of Company. Confidential or proprietary information includes, but is not limited to: trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, forecasts, discounts, customer and supplier lists.

19.	The parties acknowledge that each would be irreparably harmed by any breach of the commitments in the Agreement by the other party, and that in the event of any such breach, the prevailing party shall be entitled to the recovery of all costs and attorneys’ fees incurred in bringing an action for breach of the Agreement. Any such action would have no effect on the validity or enforceability of the Agreement.

20.	This Agreement and General Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

21.	This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement) set forth the entire agreement between Executive and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Sections 6, 7, 8 and 9 of the Employment Agreement. This Agreement and General Release may only be modified by written agreement signed by both parties.

22.	The Employer and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and General Release and the remainder of the Agreement and General Release shall remain in full force and effect.

23.	This Agreement and General Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement and General Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

24.	All judicial proceedings brought against any party arising out of or relating to this Agreement and General Release, or any obligations or liabilities hereunder, shall be brought in the United States District Court for the District of Delaware, provided that if the judicial proceeding shall not satisfy applicable federal jurisdiction requirements, such dispute shall be brought in the state courts of the State of Delaware. By executing and delivering this Agreement and General Release, each party irrevocably: accepts generally and unconditionally the exclusive jurisdiction and venue of such courts and waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement and General Release in any court of competent jurisdiction.

25.	Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.

26.	The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signatures on Following Page]

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYER

TATTOOED CHEF, INC.

By:
Name:
Title:

EXECUTIVE

Sarah Galletti

Date: